EXHIBIT 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT (the “Amendment”) is effective as of this 17th day of May, 2011, to the EMPLOYMENT AGREEMENT between CKx, Inc., a Delaware corporation (the “Employer”), and Howard J. Tytel (the “Executive”).
     WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, made as of February 1, 2010, the “Employment Agreement”); and
     WHEREAS, the Employer and Executive desire to amend the Employment Agreement in order to incentivize the Executive to remain employed during a six-month transition period following the proposed transaction that may result in a Change in Control.
     NOW, THEREFORE, the Employer and the Executive agree as follows:
     1. Definitions. All capitalized terms used herein, and not expressly defined herein, shall have the respective meanings given to such terms in the Employment Agreement.
     2. Amendment to Section 12.2 of the Employment Agreement. Section 12.2 of the Employment Agreement is hereby amended by adding the following as the final paragraph of such Section:
“Notwithstanding the foregoing, a Change in Control with respect to the proposed acquisition of the Employer by an affiliate of Apollo Global Management (the “Apollo Transaction”) shall be deemed to occur upon the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of May 10, 2011, by and among Colonel Holdings, Inc., Colonel Merger Sub, Inc. and the Employer, as amended from time to time (the “Merger Agreement”)); provided, however, that if the Merger (as defined in the Merger Agreement) has not been consummated by the Merger Outside Date (as defined in the Merger Agreement), then a Change in Control shall be deemed to occur upon the Acceptance Time (as defined in the Merger Agreement).”
     3. Amendment to Section 12.6 of the Employment Agreement. Section 12.6 of the Employment Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“12.6 Termination Following a Change in Control.
(a) Except as provided below, if, within 12 months following a Change in Control, the Employer terminates Executive’s employment without Cause, other than due to disability or death, or there is a Constructive Termination without Cause (a “Change in Control Termination”), the Executive shall be entitled to be paid by the Employer, as soon as practicable but no later than two and one-half months following the date of termination:
(i) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) through the date of termination, plus
(ii) the greater or (x) the amount specified under Section 12.5(b) above, or (y) a lump sum equal to (A) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) for one (1) year following such termination, plus (B) a lump sum equal to the amount of the target Annual Cash Bonus specified for the year in which such termination occurs in any executive incentive bonus plan adopted by the Compensation Committee, or if no such plan has been adopted, the amount of the Target Bonus.
(b) In connection with the Apollo Transaction, the Executive shall have the right to terminate his employment with the Employer on a voluntary basis, for any reason, during the 30-day period (the “Resignation Period”) immediately following the date that is six months after the Effective Time (such six-month period, the “Transition Period”). If the Executive resigns during the Resignation Period or if the Employer terminates the Executive during the Transition Period for any reason other than for Cause, then (i) such resignation or termination shall be deemed to be a “Constructive Termination without Cause,” and (ii) the Executive shall be entitled to receive the greater of the amount specified under Section 12.5(b) above calculated as of (x) the Effective Time or (y) the date of his resignation (the greater of (x) and (y), the “Severance Amount”); provided, that, in either case, the Severance Amount will be reduced to the greatest amount which will result in no portion thereof being a “parachute payment” within the meaning of Code Section 280G, if and only if the after-tax proceeds of the Severance Amount payable to the Executive would be greater than if such reduction would not have applied.
(c) In either case of subsection (a) or (b), the Executive shall also be entitled to the rights specified in Section 12.5(c) for the period set forth in such Section.”

     4. Effect of Amendment. Except as expressly set forth herein and in Amendment, the Employment Agreement shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto.
     5. Governing Law. This Amendment shall be interpreted, construed, and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.
     6. Successors and Assigns. This Amendment, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive and any prohibited assignment attempted by the Executive is void. This Amendment shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer’s assets, or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer’s obligations hereunder. Notwithstanding anything else herein contained, the term “Employer” as used in this Amendment, shall include all such successors.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

CKX, INC.
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

/s/ Howard J. Tytel
Howard J. Tytel

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